HCIA ANNOUNCES SHORTFALL IN FIRST QUARTER EARNINGS;
                         RECORDS RESTRUCTURING CHARGES

BALTIMORE, MD, APRIL 17, 1998 -- HCIA Inc. (NASDAQ:HCIA) today announced its preliminary results for the first quarter of 1998, which ended March 31, 1998. Revenue for the first quarter was $17.6 million, compared with $25.7 million for the first quarter of 1997. Net loss per share, before the charges discussed below, using a normalized tax rate of 40% was $(0.15) for the first quarter of 1998, compared with net income per share of $0.21 for the first quarter of 1997.

During the first quarter of 1998, the Company expects to record a pre-tax charge of approximately $50 million, representing the write-off of certain intangible assets. The Company estimates that the after-tax impact of the charge and a related write-down of deferred tax assets will be $40 to $45 million.

"The charges reflect our conclusion that certain of the intangibles carried on our balance sheet will not generate cash flows at a level sufficient to justify their current carrying value. This conclusion is based primarily on the failure of our Integrated Solutions Unit to execute agreements with customers for large-scale custom solutions which integrate the products and technologies of HCIA's other business units. Because the very nature of the products offered by the Integrated Solutions Unit involves the use of assets primarily assigned to other business units, the write-offs have been recorded against intangible assets across all of our business units. Thus, these assets are now valued to reflect our expectation of revenue and cash flows from the sale of our products by business units other than Integrated Solutions. In addition, based upon our current estimates of future taxable income, we will reduce the carrying amount of our deferred tax assets to an amount which we believe will be realized through future taxable income," stated Barry Offutt, Chief Financial Officer of HCIA.

"As a result of a revenue shortfall in our Integrated Solutions Unit, we missed our revenue and earnings' targets for the first quarter. However, the growth of our core revenues has allowed HCIA to make progress towards reaching the primary objective we established for our company last summer -- to increase core revenues to the point where they would cover substantially all of our expenses as we enter a quarter," stated George D. Pillari, Chairman & CEO of HCIA.

Mr. Pillari continued, "We have re-focused our efforts on expanding HCIA's core lines of business, each of which has a strong market presence and established customer base. By focusing our resources, including sales personnel, on expanding our presence in our traditional market niches, we believe HCIA is positioned to grow incrementally without reliance on stand-alone sales made by the Integrated Solutions Unit, with their longer and more complex sales cycles. We believe our strategy to pursue a business model focused on building core revenues and controlling expenses will reduce the volatility of our quarterly results and allow HCIA to return to profitability and achieve long-term success."



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The Company announced the following First Quarter Highlights:
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       o  At the end of First Quarter 1998, core revenues increased by 12% on a year-to-year basis.

       o Core revenues for Second Quarter 1998 are estimated to be 95% of expenses, up from 75% for Second Quarter 1997.

       o Cash generated of $2.4 million during First Quarter 1998, compared with cash consumption of $4.5 million during First Quarter 1997.

       o Estimated quarterly expense base for Second Quarter 1998 represents a $1.0 million reduction from the First Quarter 1998 expense base and a reduction of approximately $2.6 million from Second Quarter 1997.

       o DSOs, or Days Sales Outstanding, declined sequentially by 14 days in First Quarter 1998.

The Company announced the following expanded or extended relationships:
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       o  Louisiana Hospital Association
       o  Hospital Association of Rhode Island
       o  Georgia Hospital Association
       o  Virginia Hospital Association

The Company announced the following significant new relationships:
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       o  Siemens Medical Systems. In its relationship with Siemens Medical
          Systems, Inc., HCIA's Implementation Unit is a member of the Siemens on-site team, focusing on cost-containment solutions primarily in the areas of oncology and cardiology in hospital and integrated delivery systems, for certain hospitals that have retained Siemens to provide financial risk-sharing consultancy services. HCIA will be paid based on the contribution of its database and other services to the success of the Siemens consulting services in managing the customer's total health care costs.

       o Integrated Therapeutics Group of Schering Plough. HCIA is developing patient-centered outcomes measurements services, focusing on asthma and hepatitis, for implementation by ITG in managed care organizations.

       o 3M Health Care Information. HCIA is developing specialized normative databases utilizing HCIA's outpatient data streams and 3M's Ambulatory Patient Grouping software. The databases will be available from HCIA and 3M, and will also be included in 3M's Ambulatory Care Analytical Workstation.


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An investor conference call is scheduled for 10:30 a.m., eastern time, on
Friday, April 17, 1998. Please contact the Company's Investor Relations Department, at (410) 895-7515, for further information regarding the call.

HCIA Inc. is a leading health care information content company that develops and markets clinical and financial decision support systems used by hospitals, integrated delivery systems, managed care organizations, employers, and pharmaceutical manufacturers. The Company's databases and products are used to benchmark clinical performance and outcomes, profile best practices and manage the cost and delivery of health care.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THIS PRESS RELEASE, OTHER THAN HISTORICAL FINANCIAL INFORMATION, CONSISTS OF FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD LOOKING STATEMENTS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD LOOKING STATEMENTS ARE (i) THAT THE INFORMATION IS OF A PRELIMINARY NATURE AND MAY BE SUBJECT TO FURTHER ADJUSTMENT, (ii) VARIATIONS IN QUARTERLY RESULTS, (iii) THE ASSIMILATION OF ACQUISITIONS, (iv) THE MANAGEMENT OF THE COMPANY'S GROWTH AND EXPANSION, (v) DEPENDENCE ON KEY PERSONNEL, (vi) DEVELOPMENT BY COMPETITORS OF NEW OR SUPERIOR PRODUCTS OR ENTRY INTO THE MARKET OF NEW COMPETITORS, (vii) DEPENDENCE ON MAJOR CUSTOMERS, (viii) DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS, (ix) INTEGRITY AND RELIABILITY OF THE COMPANY'S DATA, (x) VOLATILITY OF THE COMPANY'S STOCK PRICE, (xi) CHANGES IN THE HEALTH CARE INDUSTRY FROM BOTH A REGULATORY AND FINANCIAL PERSPECTIVE, (xii) IMPLEMENTATION OF REQUIRED CHANGES TO COMPUTER SYSTEMS AND SOFTWARE FOR THE YEAR 2000, AND (xiii) OTHER RISKS IDENTIFIED FROM TIME TO TIME IN THE COMPANY'S REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION CONTAINED IN THIS PRESS RELEASE, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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